Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Anika Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	2021 Inducement Plan, as amended, Common stock, $0.01 par value per share	Other (2)	100,000(3)	$24.66	$2,466,000	0.00014760	$363.98
Total Offering Amounts					$2,466,000		$363.98
Total Fee Offsets							$0.00
Net Fee Due							$363.98

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933. The price per share and aggregate offering price are calculated on the basis of $24.66, average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on May 28, 2024.

(3)	Represents an additional 100,000 shares of Common Stock issuable under the Plan. These 100,000 shares of Common Stock represent an increase in the number of shares of Common Stock reserved for issuance under the Plan, which increase was approved by the Registrant’s Board of Directors on May 2, 2024. Shares available for issuance under the Plan were previously registered on a Prior Registration Statement.